UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2010

NN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23486	62-1096725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Waters Edge Drive Johnson City, Tennessee		37604
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (423)743-9151

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFT 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFT 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFT 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17CFT 240.13c-4(c))

ITEM 1.01

Published as Exhibit 99.1 is NN Inc.'s press release dated December 22, 2010 announcing that it has amended its two credit facilities.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The amended syndicated credit agreement which has a revised maturity date of December 21, 2014, provides for an initial commitment of $75 million.  The facility carries an expansion feature that will allow the borrowing of up to a maximum of $135 million.  The syndicated loan agreement carries a revised interest rate of LIBOR or a Base Rate plus an applicable margin of 1.5% or 3.5%, depending on the levels of certain covenants.  The senior notes which are due on April 2014 carry a new interest rate of 6.7%, down from the previous rate of 8.5%.  At current interest rates and covenant levels, this yields a blended interest rate of approximately 4.5% on NN’s total debt. This compares to a blended rate of 6.1% prior to closing the amended facility.  The Company currently has approximately $53.0 million outstanding under the revolving credit facility and $22.9 million outstanding under the senior notes.

Exhibit Number and Description of Exhibit

10.1 Second Amended and Restated Credit Agreement dated as of December 21, 2010.

10.2 Third Amended and Restated Note Purchase Agreement and Shelf Agreement as of December 21, 2010.

99.1 Press Release of NN, Inc. dated December 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NN, INC.

Date: December 27, 2010	By:	/s/ William C. Kelly, Jr.
Name : William C. Kelly Jr.
Title: Vice President and Chief Administrative Officer